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                                                                    EXHIBIT 99.1

                                January 28, 2004




Dear Shareholders:

         Approximately five weeks ago we informed you that ComBanc Inc. and The Commercial Bank had entered into a formal Written Agreement with the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions. Since that time, we have heard from a number of you asking for additional information and expressing your support as we move into the future. We appreciate your support, and want you to know that, like you, the directors and management believe that the Bank's best course of action at this time is to remain independent and focus on the communities we have been serving over the past 127 years.

         We understand, however, that some of you have been contacted by a group of shareholders who are soliciting written consents to call a special shareholders' meeting to remove the Board of Directors. To our knowledge, no information about the soliciting shareholders, or their proposed nominees, has been provided to those shareholders who are being solicited. We believe these actions are being taken in violation of the federal securities laws and are not in your best interests. We urge you to take no action with respect to these solicitations and continue focusing on the Bank's recent progress and plans for the future. At some point, the Board of Directors may issue a proxy statement to all shareholders in response to this special meeting solicitation. In any event, proxy materials relating to our annual meeting on April 12, 2004, along with our 2003 Annual Report, will be sent to you on or about March 9, 2004.

         In the meantime, there are several things we would like you to know about right now:

         o Our Delinquent and Nonaccrual Loans showed substantial improvement for the year 2003. Total Delinquent and Nonaccrual Loans as of December 31, 2002 stood at $16,920,000, while as of December 31, 2003 they stood at $6,900,000. These represented a 59% improvement. As you are aware, asset quality was the main reason for the Written Agreement.

         o Our existing management team, which remains in place with the Board's full support, is being strengthened by the addition of a new Head of Lending. In addition, a new business development officer began working for the Bank in September, 2003, to better service our customers in Van Wert, Mercer and Putnam Counties.

         o During 2004, our Directors will be reviewing and updating our corporate governance structure and practices in order to position ComBanc and the Bank for the future.

         With respect to the specific inquiries you have about the Written Agreement with our bank regulators, we thought the following questions and answers may be useful:


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         o        WHAT IS A WRITTEN AGREEMENT? A written agreement is a formal document or contract that is entered into between regulatory agencies and a bank (and often its holding company) which specifies certain improvements that need to take place over a period of time. While the agreement is in place, the bank continues to operate and provides its usual services to its customers.

         o ARE WE THE ONLY BANK IN OHIO UNDER A WRITTEN AGREEMENT? No, there are a number of banks, both small and large, that are under written agreement. If you are interested, these agreements are public documents posted on the following website:

                      http://www.federalreserve.gov/boarddocs/press/enforcement
                      /2004/.

         o HOW LONG DO THESE WRITTEN AGREEMENTS NORMALLY LAST? The length of these agreements varies depending upon the severity of the situation. Our understanding is that eighteen months to three years is typical.

         o WILL WE BE ABLE TO PAY DIVIDENDS IN THE FUTURE? Future dividends must be approved by the regulators while we are under the Agreement. We must show improvement in our asset quality and that we have earnings to support the payment of dividends.

         In summary, the Bank has shown substantial improvement in asset quality during 2003. We are working toward continuing improvement in 2004, along with the goal of returning to a "more normal" earnings environment.

         Should you have any additional questions, feel free to call. We appreciate your support of our Bank and we will continue to keep you informed as to our progress.

         Sincerely yours,

         /s/ Dwain I. Metzger                          /s/ Paul G. Wreede
         --------------------                          ------------------
         Dwain I. Metzger                              Paul G. Wreede
         Chairman of the Board                         President & CEO

         A DEFINITIVE PROXY STATEMENT RELATING TO THE 2004 ANNUAL MEETING WILL BE MAILED TO ALL SHAREHOLDERS ON OR ABOUT MARCH 9, 2004. PLEASE BE SURE TO READ THE PROXY STATEMENT AS IT WILL CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS CAN ALSO OBTAIN THE PROXY STATEMENT, ANNUAL REPORTS ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q, CURRENT REPORTS ON FORM 8-K AND OTHER INFORMATION FREE OF CHARGE AT THE WEBSITE MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION AT HTTP://WWW.SEC.GOV OR BY CONTACTING COMBANC, INC. AT (419) 695-1055.